Exhibit 10.47

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

          THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), made as of this 8th day of July, 2005, by and between The Cronos Group, a société anonyme holding organized and existing under the laws of Luxembourg (the “Company”), and Dennis J. Tietz (“Tietz”),

W I T N E S S E T H:

          WHEREAS, the Company and Tietz are parties to the 2001 Amended and Restated Employment Agreement, dated as of November 8, 2001, as amended by that certain Amendment to Employment Agreement, dated as of April 1, 2004 (the Amended and Restated Employment Agreement, as amended, is referred to hereinafter as the “Employment Agreement”); and

          WHEREAS, the Company and Tietz desire to amend the Employment Agreement to revise the transaction bonus payable to Tietz thereunder;

          WHEREAS, the Company and Tietz desire to clarify the medical severance payable to Tietz in the event of his termination of employment entitling him to receive severance benefits under the Employment Agreement;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and Tietz hereby agree as follows:

     1. Defined Terms. All capitalized terms used herein and not defined herein shall have the meaning given to them by the Employment Agreement.

     2. Transaction Bonus. Section 4(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

     “(b) In the event that during the Term any “Change in Control” (as defined in Exhibit A to this Agreement) of the Company occurs, Tietz shall receive in a single sum a cash bonus in an amount equal to (i) Tietz’s average annual compensation for the five years ended the December 31 prior to the date of the event constituting a Change in Control,” (ii) times three (3), (iii) minus one dollar. For purposes of this provision, “compensation” shall include, and only include, Tietz’s annual salary (Section 3 of this Agreement), bonus (Section 4(a) of this Agreement), and the incentive compensation payable to Tietz under Section 7(e) of this Agreement, as the same may be amended from time to time. The foregoing sum is referred to herein as the “Transaction Bonus”. The Company shall pay Tietz the full dollar amount of the Transaction Bonus no later than thirty (30) days after the date such Change in Control has occurred. Notwithstanding any contrary provision of this Agreement,

1

payment of the Transaction Bonus shall be subject to any reduction required by Section 13 hereof.”

          3. Severance Benefit – Medical. (a) The first paragraph of Section 9(e) of the Employment Agreement is hereby amended in its entirety to read as follows:

          “(e)(1) Tietz shall be entitled to medical severance as specified in paragraphs (2)-(5) below for twelve (12) months after the date of termination or, if Tietz makes the election to receive the “Non-Solicitation Payment” referred to in Section 10 of this Agreement, for twenty-four (24) months after the date of termination (said number of months) (twelve (12) or twenty-four (24)) referred to hereinafter as the “Multiplier”).

          (2) Medical severance shall be payable to Tietz pursuant to the provisions of paragraph (4) below in the event that, on or prior to the date Tietz’s employment with the Company terminates under circumstances that would entitle him to the payment of severance under this Section 9, the Company’s counsel or independent auditors advise the Company that payment of medical severance benefits under the provisions of paragraph (4) below will not be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or, if subject to the provisions of Section 409A of the Code, complies with the requirements thereof such that the medical severance benefits payable to Tietz under paragraph (4) below will not be subject to the interest and additional tax payable under Section 409A(a)(1)(B). Otherwise the medical severance payable to Tietz shall be governed by the provisions of paragraph (3) below.

          (3) In the event that Tietz’s employment with the Company terminates under circumstances that would entitle him to the payment of severance under Section 9 of this Agreement and the condition stated in paragraph (2) above for the application of paragraph (4) below has not been met, then and in such event Tietz shall be paid an amount equal to the product obtained by multiplying (i) the monthly premium payable by the Company (and, for purposes of this subsection (e) “Company” includes any subsidiary of the Company providing health insurance benefits to Tietz) under COBRA to continue the health insurance benefits that were available to him at the time of his termination by (ii) the Multiplier. The medical severance payable to Tietz under this paragraph (3) shall be paid to Tietz in one lump sum, within thirty (30) days of his termination of employment.

          (4)(A) In the event that Tietz’s employment with the Company terminates under circumstances that would entitle him to the payment of severance under this Section 9 and, by the date of Tietz’s

2

termination, the condition stated in paragraph (2) above for the application of this paragraph (4) has been met, then and in such event, in lieu of medical severance payable under paragraph (3) above, Tietz shall be entitled to reimbursement, monthly, from the Company for the premiums paid by the Company under COBRA to continue the health insurance benefits available generally to the employees of the Company. The Company’s obligation to reimburse Tietz for COBRA premiums shall extend for that number of months equal to the Multiplier or for as long as COBRA coverage (including any state coverage) is available to Tietz, whichever period first expires. In the event that the Company terminates its health plan or any benefit thereof (e.g., dental or vision) that was available to Tietz at the time Tietz’s employment with the Company was terminated, and for which COBRA coverage is available to Tietz, then and in such event the Company shall pay to Tietz, in one lump sum, within thirty (30) days of termination of such coverage, an amount equal to the reimbursement paid by the Company to Tietz for such coverage for the month prior to its termination, multiplied by the number of remaining months the Company would have reimbursed Tietz for COBRA premiums under this paragraph (4) had the Company not terminated its health plan (or any benefit thereof). In the event that the Company does not terminate its health plan in its entirety but only a benefit thereof (such as dental or vision), then and in such event a lump-sum payment shall be made to Tietz hereunder only if an identifiable portion of the COBRA premium is attributable to the terminated benefit of the Company’s health plan. Nothing in this paragraph shall be interpreted to provide assurance to Tietz that, after any lump-sum payment is made to Tietz hereunder, Tietz shall be capable of securing health plan coverage or benefits thereafter.

               (B) If, after termination of employment by the Company, Tietz is receiving medical severance benefits under the provisions of this paragraph (4), and health benefits are available to Tietz from another company or entity, then and in such event (i) Tietz shall notify the Company that health benefits are available to Tietz from another company or entity, and (ii) the Company’s obligation to provide further medical severance benefits to Tietz under this Section 9(e) shall terminate.

          (5) In the event that, pursuant to Section 10 of this Agreement, Tietz, by reason of his violation of the provisions of Section 12 of this Agreement, is obligated to repay to the Company the Non-Solicitation Payment, then and in such event Tietz’s entitlement to medical severance under this subsection (e) shall be limited to a period of twelve (12) months after the date of termination and Tietz shall promptly repay to the Company any reimbursement or payment made to him or for his benefit attributable to the second 12-month period after the date of termination.”

3

          (b) Nothing in Section 9 of the Employment Agreement or in this Amendment shall require the Company to continue to provide health insurance benefits for its employees generally, including Tietz, or to continue to maintain the current level and amount of coverage under its health insurance plan(s).

          4. Payment of Severance Benefits Conditional Upon Release. The Company’s obligation to provide severance benefits to Tietz under the provisions of Section 9 of the Employment Agreement shall be conditioned on Tietz’s execution and continued compliance in all material respects with the restrictive covenants set forth in the Release of Claims attached hereto as Appendix A.

          5. Deletion of Exhibit B to Employment Agreement. Exhibit B to the Employment Agreement, “Transaction Bonus,” is hereby deleted from the Employment Agreement.

          6. Continuance in Force of Employment Agreement. Other than as specifically amended hereby, the terms and provisions of the Employment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Company and Tietz have executed this Amendment as of the day and year first above written.

“COMPANY”

THE CRONOS GROUP

By:	/s/ Charles Tharp

Charles Tharp
Chairman of the Compensation Committee of the Board of Directors

“TIETZ”

/s/ Dennis J. Tietz

Dennis J. Tietz

4

Appendix A

Form of Release of Claims

RELEASE OF CLAIMS

          1. Release of Claims (“Release”). In consideration of the payments and benefits to be made by ___, a ___ corporation (“Employer”) to ___ (“Employee”) under that certain Employment Agreement, dated as of ___, as amended ___ (hereinafter, “Employment Agreement”), and with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, Employee does hereby release, remise, acquit and forever discharge Employer and each of its subsidiaries and affiliates (the “Employer Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Employer Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Employer Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Employee’s service to any member of the Employer Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

          (a) rights of Employee under this Release and the Employment Agreement;

          (b) rights of Employee relating to equity awards held by Employee as of his or her termination date;

          (c) the right of Employee to receive COBRA continuation coverage in accordance with applicable law;

          (d) rights to indemnification Employee may have (i) under applicable corporate law, (ii) under the bylaws or articles of incorporation of any

Employer Released Party, or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

          (e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Employer Affiliated Group, and (ii) for earned but unused vacation pay through the termination date in accordance with applicable Employer policy; and

          (f) claims for the reimbursement of unreimbursed business expenses incurred prior the date (“Termination Date”) of Employee’s termination of employment by Employer.

          2. Waiver of Unknown Claims. In connection with this Release, and subject to exceptions (a)-(f) of Section 1 of this Release, Employee acknowledges that he or she is aware that he or she may later discover facts in addition to or different from those which he or she currently knows or believes to be true with respect to the subject matters of this Release, but that it is Employee’s intention hereby fully, finally, and forever, to settle and release all of these matters which now exist, may exist, or previously existed between Employee and the Employer Released Parties, whether known or unknown, suspected or unsuspected. In furtherance of such intent, the releases given herein shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts. In this regard, and subject to the exceptions (a)-(f) of Section 1 of this Release, Employee specifically waives the benefits of the provisions of Section 1542 of the Civil Code of the State of California and any other analogous state or federal law or regulation. Said Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

          3. No Admissions. Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Employer Released Party, any such liability being expressly denied.

          4. Application to all Forms of Relief. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

          5. Specific Waiver. Employee specifically acknowledges that his or her acceptance of the terms of this Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law Employee is not permitted to waive.

          6. No Complaints or Other Claims. Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employer Released Party with any governmental agency, court or tribunal.

          7. Conditions of Release.

               (a) Terms and Conditions. From and after the Termination Date, Employee shall abide by all the terms and conditions of this Release and the terms and conditions set forth in the Employment Agreement, which is incorporated herein by reference.

               (b) Confidentiality. Employee shall not, without the prior written consent of Employer or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Employer Affiliated Group (in which case Employee shall cooperate with Employer in obtaining a protective order at Employer’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than Employer and those designated by Employer or on behalf of Employer in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Employer Affiliated Group, obtained by Employee during Employee’s employment by Employer that is not generally available public knowledge (other than by acts by Employee in violation of this Release).

               (c) Return of Employer Material. Employee represents that he or she has returned to Employer all Employer Material (as defined below). For purposes of this Section 7(c), “Employer Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Employer Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them, or (iii) the businesses, products, services and operations (including, without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to Employee’s compensation or employee benefits.

               (d) Cooperation. Following the Termination Date, Employee shall reasonably cooperate with Employer upon the reasonable request of Employer and be reasonably available to Employer with respect to matters arising out of Employee’s services to the Employer Affiliated Group.

               (e) Nondisparagement. Employee agrees not to communicate negatively about or otherwise disparage any Employer Released Party or the products or businesses of any of them in any way whatsoever.

               (f) Nonsolicitation. Employee agrees that for the period of time beginning on the date hereof and ending on the second anniversary hereof, Employee shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Employer Affiliated Group to terminate such person’s employment by such member of the Employer Affiliated Group. Employee also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Employer Affiliated Group. The Employee’s provision of a reference to or in respect of any individual shall not be a violation this Section 7(f).

               (g) No Representation. The Employee acknowledges that, other than as set forth in the Employment Agreement, (i) no promises have been made to him or her, and (ii) in signing this Release Employee is not relying upon any statement or representation made by or on behalf of any Employer Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due Employee or claimed by Employee, or concerning the Release or concerning any other thing or matter.

               (h) Injunctive Relief. In the event of a breach or threatened breach by Employee of this Section 7, Employee agrees that Employer shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Employee acknowledging that damages would be inadequate or insufficient.

          8. Voluntariness. Employee agrees that he or she is relying solely upon his or her own judgment; that Employee is over eighteen years of age and is legally competent to sign this Release; that Employee is signing this Release of his or her own free will; that Employee has read and understood the Release before signing it; and that Employee is signing this Release in exchange for consideration that he or she believes is satisfactory and adequate.

          9. Legal Counsel. Employee acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

          10. Complete Agreement/Severability. This Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release. All provisions and portions of this Release are severable. If any provision or portion of this Release or the application of any provision or portion of the

Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

          11. Acceptance. Employee acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this Release, unless applicable law requires a longer period, in which case Employee shall be advised of such longer period and such longer period shall apply. Employee may accept this Release at any time within this period of time by signing the Release and returning it to Employer.

          12. Revocability. This Release shall not become effective or enforceable until seven (7) calendar days after Employee signs it. Employee may revoke his or her acceptance of this Release at any time within that seven (7) calendar day period by sending written notice to Employer. Such notice must be received by Employer within the seven (7) calendar day period in order to be effective and, if so received, would void this Release for all purposes.

          13. Governing Law. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

          Please indicate your acceptance of this Release by signing and dating this page and returning it to Employer. A duplicate of this Release should be maintained for your records.

“EMPLOYER”

By

Its

Date:

ACCEPTED AND AGREED:

“EMPLOYEE”

Date: